UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2008

THE NEWARK GROUP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	333-118844	22-2884844
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

20 Jackson Drive

Cranford, New Jersey 07016

(Address of principal executive office)

(Zip Code)

(908) 276-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On June 30, 2008, The Newark Group, Inc. (“the Company”) announced the permanent closure of its Haverhill Paperboard mill in Haverhill, Massachusetts, effective August 29, 2008. On July 1, 2008, the Company announced the permanent closure of its Bennington Paperboard mill in North Hoosick, New York, effective August 30, 2008. The decision to shut down these mills was made based on the need for further rationalization of capacity within the Company’s Paperboard Mill Division, and is expected to result in earnings improvement of approximately $10.0 million per year.

The Company expects to incur cash costs of approximately $4.0 million in connection with these closings for severance benefits for employees, equipment dismantling and relocation and other associated costs.

Item 7.01. Regulation FD Disclosure

On Monday, June 30, 2008, the Company began informing its paperboard customers of a $50 per ton price increase on all grades of recycled paperboard. This change will take place beginning with shipments on or after July 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE NEWARK GROUP, INC.

Date: July 3, 2008

	By:	/s/ Joseph E. Byrne
Joseph E. Byrne
Vice President and Chief Financial Officer